EXHIBIT 5.1
LAW OFFICES

NEUBERGER, QUINN, GIELEN, RUBIN & GIBBER, P.A.

27th FLOOR
ONE SOUTH STREET
BALTIMORE, MARYLAND 21202-3282
www.nqgrg.com
(410) 332-8550

Hillel Tendler	Fax No.
(410) 332-8552	(410) 951-6038
E-MAIL ADDRESS:
HT@NQGRG.COM

September 24, 2004

Board of Directors
Target Logistics, Inc.
500 Harborview Drive, Third Floor
Baltimore, Maryland 21230

Gentlemen:
We are acting as counsel to Target Logistics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-2 (the “Registration Statement”) relating to the offer and sale by certain selling stockholders as set forth in the Registration Statement (the “Selling Stockholders”) of up to 6,721,926 shares of the Company's Common Stock, $0.01 par value per share (the “Shares”). This opinion letter is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

We have examined copies of (i) the Certificate of Incorporation of the Company, as amended (the “Charter”), (ii) the Bylaws of the Company, as amended, (iii) the stock records of the Company, and (iv) the resolutions of the Board of Directors of the Company relating to the matters referred to herein. We have also examined the Registration Statement and Exhibits thereto (collectively, with the documents described in the preceding sentence, referred to as the “Documents”).

In expressing the opinions set forth below, we have assumed, and as far as is known to us there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, and all statements and information contained in the Documents are true and complete.

We express no legal opinion upon any matter other then that explicitly addressed below, and our opinion herein contained shall not be interpreted to be an implied opinion upon any other matter.

Based upon the foregoing, we are of the opinion that the Shares, when sold by the Selling Stockholders pursuant to the Registration Statement (including any Prospectus or Prospectus Supplement relating thereto), and the Shares underlying the shares of Class F Preferred Stock, when the shares of Class F Preferred Stock have been converted and the underlying Shares have been issued, and the underlying Shares have been sold by the Selling Stockholders pursuant to the Registration Statement (including any Prospectus or Prospectus Supplement relating thereto), will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America, and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

NEUBERGER, QUINN, GIELEN, RUBIN & GIBBER, P.A.

Board of Directors
Target Logistics, Inc.
September 24, 2004

This opinion is being furnished to you for your benefit and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

NEUBERGER, QUINN, GIELEN, RUBIN & GIBBER, P.A.

By:	/s/ Hillel Tendler

Hillel Tendler, Principal